Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in NRG Energy, Inc.’s Registration Statement No. 333-123677 on Form S-3 and Registration Statement No. 333-114007 on Form S-8 of our reports dated June 3, 2005 relating to the financial statements of Texas Genco LLC as of December 31, 2004 and for the period from July 19, 2004 (Inception) to December 31, 2004 and Texas Genco Holdings, Inc. as of and for the three years ended December 31, 2004, appearing in this Current Report on Form 8-K.
DELOITTE & TOUCHE LLP
Houston, Texas
December 20, 2005